FIRST AMENDMENT AND JOINDER TO

PLEDGE AGREEMENT

This First Amendment and Joinder (this “Amendment”) to that certain Pledge Agreement dated June 18, 2009 entered into by and among St. George Investments, LLC, an Illinois limited liability company (the “Investor”), Drinks Americas Holdings LTD., a Delaware corporation (the “Company”), J. Patrick Kenny, an individual and affiliate of the Company, and certain other affiliate signatories (the “Affiliates”), and Fredrick Schulman, an individual and affiliate of the Company (the “Additional Pledgor”), is made and entered into by and among the parties this 28th day of August, 2009.

WHEREAS, the Additional Pledgor is an affiliate of the Company and would personally benefit from a prepayment by the Investor (the “Prepayment”) of a portion of that certain St. George 7 Month Secured Purchase Note dated June 18, 2009 (the “Purchase Note”); and

WHEREAS, in consideration of such benefit to the Additional Pledgor, and in order to induce the Investor to make the Prepayment, the Additional Pledgor desires to become a party to the Pledge Agreement and pledge, according to the terms hereof and of the Pledge Agreement, one million two hundred sixty three thousand two hundred thirty five (1,263,235) shares (the “Additional Collateral Shares”) of the Common Stock of the Company; and

WHEREAS, the Affiliates likewise desire and believe it is in their best interests that the Investor to make the Prepayment and that the Additional Pledgor pledge the shares.

NOW THEREFORE, in consideration of the Prepayment, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Additional Pledgor hereby agrees as follows:

Definitions and Recitals.  Capitalized terms used in this Amendment but not otherwise defined have the respective meanings set forth in the Pledge Agreement.  The recitals set forth above are incorporated in this Amendment by reference and made contractual in nature.

Joinder.  The Additional Pledgor hereby joins in and agrees to be bound by each and all of the provisions of the Pledge Agreement as an “Affiliate” thereunder.  The Additional Pledgor further agrees to execute and deliver all other documents and instruments and take all other actions required under or pursuant to the Pledge Agreement or as may be reasonably required by the Company or the Investor in connection herewith.

Delivery of Collateral Shares.  The Additional Pledgor shall, contemporaneous with the delivery of this Amendment, deliver the Additional Collateral Shares in accordance with the terms of the Section 1 of the Pledge Agreement and agrees to fulfill in a timely manner all other covenants, promises and obligations of the Affiliates in the Pledge Agreement.

Stock Power.  The Additional Pledgor shall complete, sign (with a signature guaranty) and, contemporaneous with the delivery of this Amendment, deliver the Stock Power attached hereto as Exhibit A (or a stock power of equivalent, binding effect) to the Investor.

Representations and Warranties.  The Additional Pledgor hereby represents and warrants that each representation and warranty contained in the Pledge Agreement is true and correct with respect to the Additional Pledgor as of the date hereof, as if such representations and warranties were set forth at length herein.

Other Terms Unchanged.  The Pledge Agreement, as amended by this Amendment, remains and continues in full force and effect, constitutes a legal, valid, and binding obligation of the Company, and is in all respects agreed to, ratified, and confirmed. Any reference to the Pledge Agreement after the date of this Amendment is deemed to be a reference to the Pledge Agreement as amended by this Amendment.  If there is a conflict between the terms of this Amendment and the Pledge Agreement, the terms of this Amendment shall control.

Headings.  The headings contained in this Amendment are for reference purposes only and do not affect in any way the meaning or interpretation of this Amendment.

Governing Law.  This Agreement shall be governed and construed under the laws of the State of Illinois, without regard to conflicts of laws principles.  The Company hereby consents to the jurisdiction of any competent court within the State of Illinois and consents to service of process by any means authorized by Illinois law in any action brought under or arising out of this Amendment.

Counterparts.  This Amendment may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document.  All counterparts shall be construed together and constitute the same instrument.  The exchange of copies of this Amendment and of signature pages by facsimile transmission or other electronic transmission (including email) shall constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of the original Amendment for all purposes.  Signatures of the parties transmitted by facsimile transmission or other electronic transmission (including email) shall be deemed to be their original signatures for all purposes.

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IN WITNESS WHEREOF, the Additional Pledgor has caused this Addendum to be executed and delivered to each of the Company, the Affiliates and the Investor as of the date first written above.

DRINKS AMERICAS HOLDINGS, LTD.

By: ________________________________
Its: ________________________________

INVESTOR:

ST. GEORGE INVESTMENTS, LLC

By: _______________________________
Its: _______________________________

THE NEW PLEDGOR:

By: _______________________________
Fredrick Schulman

THE AFFILIATES:

By: _______________________________

By: _______________________________

By: _______________________________

By: _______________________________

By: _______________________________

By: _______________________________

EXHIBIT A

STOCK POWER

For Value Received, Fredrick Schulman does hereby transfer unto St. George Investments, LLC one million two hundred sixty three thousand two hundred thirty five (1,263,235) shares of the common stock, of Drinks Americas Holdings, Ltd., a Delaware corporation, standing in the name on the books of the corporation and represented by Certificate No. [     ] and does hereby irrevocably constitute and appoint St. George Investments, LLC its attorney-in-fact to transfer the said stock on the said books of the corporation with full power of substitution in the premises.

Dated: _____
_____________________________
Fredrick Schulman, an individual